SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials*
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12 / / Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))

                            NEW FRONTIER MEDIA, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

* The Registrant disclaims that these materials in fact constitute proxy solicitation materials.

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[LOGO]
                            NEW FRONTIER MEDIA, INC.
                         5435 AIRPORT BLVD., SUITE 100
                            BOULDER, COLORADO 80301
                                 (303) 444-0632

                                                                October 13, 1999

To Our Shareholders:

     As you know from the Company's proxy materials that have been sent to you, at the upcoming October 27, 1999 annual meeting, the Company's shareholders will consider ratification of two transactions, in addition to electing directors and considering other matters.

     As described in the proxy materials previously provided to you, these transactions involved the issuance and sale of securities authorized by the Board of Directors at prices less than market value and each exceeding 20% of the outstanding shares prior to the issuance and sale. The two transactions were approved by the Board of Directors and did not require shareholder approval under Colorado law. In addition, the holders of a majority of the Company's outstanding shares indicated in writing that they would have approved the transactions if their proxies had been solicited.

     Shareholder ratification now is being sought because a Nasdaq Listing Qualification Panel has determined that the two transactions were effected without compliance with Nasdaq rules requiring shareholder approval in advance of the transactions. The Nasdaq Panel has indicated that such ratification will not cure or remedy the violation of the rule.

     The two transactions were authorized by the Board of Directors, upon the advice of outside securities counsel, as part of a plan to increase the net tangible assets, by converting debt to equity, and to increase liquidity to provide necessary working capital, in the best interests of the Company and all its shareholders, during a period after it had received notice that the Nasdaq staff had determined that the Company failed to comply with the net tangible assets/market capitalization/net income requirements for continued listing of its shares of common stock on the Nasdaq SmallCap Market and the hearing requested by the Company to demonstrate that it satisfied all applicable criteria for continued listing.

     In one transaction, between December 1998 and February 1999, the holders of $1,750,000 in convertible debentures issued in June 1998 converted all of the debentures into more than 20% of the outstanding shares prior to the conversion at a conversion price less than the market price. The conversion reduced liabilities, eliminated interest expense and increased net tangible assets. In the other transaction, in March 1999, the Company issued more than 20% of the outstanding shares prior to the issuance in a $5,200,000 private offering. The issuance increased liquidity, provided necessary working capital and increased net tangible assets.

     On July 7, 1999, the Nasdaq Listing Panel issued its decision in favor of the Company continuing its listing on the Nasdaq SmallCap Market. The Panel, however, "was of the opinion that after-the-fact ratification is an inadequate remedy" to a violation of the shareholder approval requirement of the Nasdaq corporate governance rules. By letter dated August 20, 1999, the Company has been informed that the Nasdaq Listing and Hearing and Review Council has called for review of the Panel's decision to determine "whether the Panel's decision
 . . . was appropriate given that the Panel found that the Company had twice violated the shareholder approval requirement and that the Company had not remedied the violations." On October 5, 1999, the Company made a written submission urging the Council to affirm the Panel's determination to continue the listing of the Company's shares.

     In a further effort to demonstrate the Company's commitment to future compliance with applicable Nasdaq listing requirements, the Company's Board of Directors has formed a special committee of its independent directors, called the Nasdaq Compliance Committee. This Committee will review all future corporate transactions to assure their compliance with Nasdaq listing requirements. For assistance in this regard, the Committee has retained Harvey L. Pitt, former General Counsel of the Securities and Exchange Commission, and now a partner at the law firm of Fried, Frank, Harris, Shriver & Jacobson in Washington, D.C. In addition, the Company has resolved to consult with the staff of the Nasdaq Stock Market, Inc. in the event that the Company proposes to act contrary to the advice of the Special Committee's legal counsel on any of these matters.

     The Company and the Special Committee are committed to ensuring that shareholders are fully informed about these developments and to addressing any related shareholder concerns. If you have questions or concerns relating to the Company's failure to obtain formal shareholder approval of the transactions described above, we encourage you to contact us at our toll free number, 1-888-494-4515, which has been established solely for this purpose.

                                               Sincerely,

                                               New Frontier Media, Inc.
                                               Nasdaq Compliance Committee

                                               /s/ Koung Y. Wong
                                               Koung Y. Wong

                                               /s/ Edward J. Bonn
                                               Edward J. Bonn